Exhibit 99.1

News Release	Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
Tel 412 227 2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412 227 2118
BallLM@koppers.com

Koppers Netherlands to Discontinue Distillation at Dutch Tar Plant

PITTSBURGH, January 22, 2014 – Koppers Netherlands B.V., a subsidiary of Koppers Holdings Inc. (NYSE:KOP) has announced that it will discontinue distillation activities at its tar plant located in Uithoorn, The Netherlands. The decision, which will affect approximately 60 employees, was made as a result of a detailed analysis of the overall European manufacturing asset footprint in light of deteriorating market conditions in Europe and a variety of other factors, including regulatory requirements for significant capital expenditures at the facility. The company expects to ramp down production at the Uithoorn facility over the next six months as it transitions production to other Koppers owned European facilities and has targeted a date of mid-2014 for discontinuing distillation activities.

Koppers expects this action to result in pre-tax charges to earnings of approximately €25 million through the end of 2014. Approximately €6 million of non-cash impairment charges is expected to be recorded in the fourth quarter of 2013, and approximately €13 million of the remaining €19 million of cash charges is expected to be recorded in the first quarter of 2014. The cost components the company expects to incur associated with the plan to discontinue distillation activities include costs related to severance, asset impairment, demolition, and site remediation.

The cost savings related to discontinuing distillation activities are estimated to be approximately €3 million for the year ended December 31, 2014 before reaching an annual run rate of approximately €5 million for the years 2015 and beyond.

Commenting on the decision, Walt Turner, President and CEO of Koppers, said, “The decision to discontinue operations at a facility is always difficult. I want to sincerely thank our Uithoorn employees for their years of valued and loyal service. We have spent considerable time over the past two years studying the company’s asset base in light of our shifting end-markets and reduced levels of capacity utilization for some of our facilities. Our primary goal is to optimize our global asset footprint and improve our cost structure in order to remain competitive in our end-markets. One of the results of our analysis is the decision to discontinue distillation activities at our Uithoorn facility as we believe we can move that production to our other locations while lowering our operating costs, thus allowing us to remain competitive in a challenging operating environment. The analysis of our global operating assets continues, and we expect that more changes could be forthcoming as we evaluate various alternatives.”

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About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

The statements made in this press release regarding the amount and timing of the charge to earnings the Company expects to record, the estimates of the total costs and the expected cash outlays constitute forward looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of the closures; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; and other factors and risks discussed in the Company’s 2012 Annual Report on Form 10-K which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.